Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the following Registration Statements of The Advisory Board Company and subsidiaries of our reports dated June 9, 2006, with respect to the consolidated financial statements and schedule of The Advisory Board Company and subsidiaries, The Advisory Board Company and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Advisory Board Company and subsidiaries, included in this Annual Report (Form 10-K) for the year ended March 31, 2006.

Registration Statement Number	Description
333-84422	S-8
333-104584	S-3
333-112712	S-3
333-122850	S-3
/s/ Ernst & Young LLP
Baltimore, Maryland
June 9, 2006